Exhibit 10.18

AGREEMENT

THIS AGREEMENT (the “Agreement”) is made and entered as of September 10, 2014 (the “Effective Date”), by and between Teladoc, Inc., a Delaware corporation (the “Company”), and Senator William H. Frist, M.D. (the “Director”).

WHEREAS, concurrently herewith, the Director has been elected as a member of the Board of Directors of the Company (the “Board”);

WHEREAS, in connection with such election, the Director and the Company desire to set forth certain agreements with respect to the terms and conditions of the Director’s service as a member of the Board.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, the sufficiency of which is acknowledged, the parties hereto agree as follows:

Section 1. Appointment of Director.  Effective as of the Effective Date, the Director has been elected by the Company’s stockholders as a Member of the Board.  The Director hereby agrees to serve the Company in that position upon the terms and conditions hereinafter set forth.

Section 2. Duties; Status.

2.1       Duties.  During the Directorship Term, the Director shall serve as a member of the Board, and the Director shall exercise his best efforts to attend all Board meetings, serve on appropriate subcommittees and boards of directors of any subsidiary corporations as reasonably requested by the Board, make himself available to the Company at mutually convenient times and places, attend external meetings and presentations, as appropriate and convenient, and to perform such duties, services and responsibilities and have the authority commensurate with such position.  In his performance of these responsibilities, the Director shall devote sufficient time and efforts to the affairs of the Company to perform his obligations under this Agreement.

2.2       Status.  The Director’s status during the Directorship Term shall not, for any purpose, be that of an employee or agent with authority to bind the Company in any respect. This is a personal services contract for the services of Director, and the Director cannot satisfy the terms and conditions of this Agreement by making anyone else available to perform the Director’s services.  The Company will report all payments to be made hereunder on Forms 1099 as payments to the Director for independent contracting services, and will not report any payments on Form W-2 to the Director.

Section 3. Compensation and Related Matters.

3.1       Cash Compensation.  As compensation for the performance of the Director’s services hereunder, during the Directorship Term the Company shall pay to the Director cash director’s fees in the amount of $10,000 per calendar quarter (prorated for any partial calendar quarter), payable within fifteen (15) days following the completion of each calendar quarter during the Directorship Term.

3.2       Equity Compensation.  Effective as of the Effective Date, the Company shall grant to the Director a nonqualified stock option (“Option”) to purchase one hundred forty thousand (140,000) shares of common stock, par value $0.01 per share, of the Company (“Common Stock”).  The Option, which shall be granted under the Teladoc, Inc. Second Amended and Restated Stock Incentive Plan (as amended), shall be evidenced by a stock option agreement entered into by the Director and the Company (the “Option Agreement”), substantially in the form attached hereto as Exhibit A.  The exercise price of the Option shall be the per share fair market value of the Common Stock as of the date of grant of the Option, as determined by the Board (or the Compensation Committee thereof).

3.3       Travel Expenses.  The Company shall pay or reimburse the Director for all commercially reasonable out-of-pocket travel expenses that the Director incurs during the Directorship Term in performing his duties set forth in this Agreement upon presentation of reasonable documentation and in accordance with the expense reimbursement policy of the Company in effect from time to time.

3.4       Insurance Coverage.  To the extent that the Company maintains an insurance policy or policies providing liability insurance for members of the Company’s Board, the Director shall be covered by such policy or policies in accordance with its or their terms to the same extent of the coverage provided to any other member of the Board under such policy or policies.

3.5       No Withholding.  All payments and other consideration made or provided to the Director under this Agreement or otherwise shall be made or provided without withholding or deduction of any kind, and the Director shall assume sole responsibility for discharging all tax and other obligations associated therewith.

3.6       Survival.  All payment obligations of the Company set forth in this Agreement shall survive the termination of this Agreement until such time as the Director has been paid all sums as may be due under this Agreement.

Section 4. Directorship Term.  The Director shall serve as a director of the Company until his successor is duly elected or appointed, or until his earlier death or resignation or removal in the manner prescribed by the Company’s Second Amended and Restated Bylaws, Third Amended and Restated Certificate of Incorporation, and Fourth Amended and Restated Investors’ Rights Agreement (as each of the same may be amended from time to time) (the period of the Director’s service on the Board, herein referred to as the “Directorship Term”).  The Director acknowledges that he will serve as a member of the Board at the sole discretion of the Company’s stockholders, and that nothing herein shall be construed to require the Director to serve on the Board for any particular period of time or to be re-elected to the Board following the termination or expiration of his current term of service.

Section 5. Unauthorized Disclosure; Non-Solicitation; Non-Competition; Proprietary Rights.

5.1       Covenants.  The Director agrees that he will not, directly or indirectly: (a) at any time during the Directorship Term or at any time thereafter, disclose, reveal, divulge or communicate to any other Person or use or otherwise exploit for the Director’s own or any other Person’s account any Confidential or Proprietary Information (other than in the course of the Director’s service with the Company) except for Permitted Disclosures; (b) at any time during the Directorship Term and thereafter during the Restriction Period, in any way materially interfere with the relationship between the Company or any of its subsidiaries, on the one hand, and any officer, director or employee of the Company or any of its subsidiaries, on the other hand; or induce or attempt to induce, or cause any officer, director or employee of the Company or any of its subsidiaries to leave the employment of the Company or any of its subsidiaries or violate the terms of his or her contracts or employment agreements with the Company or any of its subsidiaries or hire any employee of the Company or any of its subsidiaries; (c) at any time during the Directorship Term and thereafter during the Restriction Period, induce, or attempt to induce, any customer, client, salesperson, distributor, reseller, supplier, vendor, representative, agent, licensee or other Person transacting business with the Company or any of its subsidiaries to reduce or cease doing business with the Company or any of its subsidiaries, or in any way to interfere with the relationship between any such customer, client, salesperson, distributor, reseller, supplier, vendor, representative, agent, licensee or business relation, on the one hand, and the Company or any of its subsidiaries, on the other hand; or (d) at any time during the Directorship Term and thereafter during the Restriction Period, engage in any Competitive Activity in the Company’s Market Area; provided that the Director’s service on the Boards listed on Exhibit B hereto or his work as an adjunct professor of Cardiac Surgery at Vanderbilt University and clinical professor of Surgery at Meharry Medical College or his serving on the advisory committees for global health at Duke, Harvard, and the Massachusetts General Hospital(“Existing Activities”) shall not be deemed a competitive activity as of the date hereof; and provided further that in the event that the Director is deemed to be engaged in any Competitive Activity due to the Company Business changing or the nature or scope of the Existing Activities changing after the date of this Agreement, at the Company’s option, (i) the Director and the Company shall engage in discussions to resolve such issue and appropriately amend this Agreement to allow the Director to remain a member of the Board or (ii) the Director shall resign as a member of the Board at the request of the Company and will engage in an orderly transition and departure as a member of the Board.

5.2       Defined Terms.  For purposes of this Agreement:

(a)                              “Competitive Activity” shall mean, directly or indirectly, owning, managing, operating, controlling, or participating in the ownership, management (including, without limitation, serving on a board of directors or board of managers), operation or control of any business, whether in corporate, proprietorship or partnership form or otherwise, engaged in a Competing Business; provided, that, in no event shall the restrictions set forth in this Section 5 restrict the Director from owning shares of stock of any corporation having a class of equity securities traded on a national securities exchange or on the Nasdaq Stock Market which represent, in the aggregate, not more than two percent (2%) of such corporation’s fully-diluted shares.

(b)                              “Company’s Market Area” shall mean (a) anywhere in the United States and (b) in any other country where the Company does business during the Directorship Term, regardless of the physical location of the Director’s principal office.

(c)                               “Company Business” shall mean the business of providing telehealth services and such other business as the Company or its subsidiaries shall engage in during the Directorship Term.

(d)                              “Competing Business” shall mean the business of engaging in, developing, implementing, providing, performing, marketing and/or selling any products or services that compete, directly or indirectly, with the Company Business.

(e)                               “Confidential or Proprietary Information” shall mean any confidential information with respect to the Company Business, including methods of operation, pending or completed acquisitions of any company, division, product line or other business unit, prices, fees, costs, plans, designs, technology, inventions, trade secrets, know-how, software, marketing methods, policies, plans, personnel, customers, suppliers, competitors, markets or other specialized information or proprietary matters.  The term “Confidential or Proprietary Information” does not include, and there shall be no obligation hereunder with respect to, information that (a) is generally available to the public on or before the Effective Date, (b) becomes generally available to the public other than as a result of a disclosure by the Director not otherwise permissible hereunder or (c) the Director learns from other sources where, to the Director’s knowledge after making reasonable inquiry with respect to the particular matter in question, such sources are not restricted by any confidentiality obligation to the Company or any of its affiliates.

(f)                                “Permitted Disclosure” shall mean the disclosure of Confidential or Proprietary Information (a) made with the prior written consent of the Company; or (b) required to be disclosed by law or legal process; provided, however, that in the event disclosure is required by law or legal process, the Director shall, to the extent reasonably possible, provide the Company with prompt notice of such requirement prior to making any disclosure so that the Company may seek an appropriate protective order.

(g)                               “Person” shall mean an individual, a corporation, a partnership, a limited liability company, an association, a trust or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

(h)                              “Restriction Period” shall mean in the event that the Director’s service with the Company terminates for any reason, the period commencing 011 the date of the Director’s termination of service and ending on the twelve (12) month anniversary of such termination.

5.3       Confidentiality of this Agreement.  Other than with respect to information required to be disclosed by applicable law, the parties hereto agree not to disclose the terms of this Agreement to any Person; provided each party may disclose this Agreement and/or any of its terms such party’s immediate family, financial advisors and attorneys, so long as every such Person to whom such party makes such disclosure agrees not to disclose the terms of this Agreement further.

5.4       Remedies.  The Director agrees that any material breach of the terms of this Section 5 would result in irreparable injury and damage to the Company for which the Company would have no adequate remedy at law; the Director therefore also agrees that in the event of said breach or any threat of breach, the Company shall be entitled to an immediate injunction and restraining order to prevent such breach and/or threatened breach and/or continued breach by the Director and/or any and all Persons acting for and/or with the Director, without having to prove damages, in addition to any other remedies to which the Company may be entitled at law or in equity.  The terms of this Section shall not prevent the Company from pursuing any other available remedies for any breach or threatened breach hereof, including, without limitation, the recovery of damages from the Director. The Director and the Company further agree that the provisions of the covenants contained in this Section 5 are reasonable and necessary to protect the businesses of the Company and its affiliates because of the Director’s access to Confidential or Proprietary Information and the Director’s material participation in the operation of such businesses.

Section 6. Representations.  The Director represents and warrants that, as of the Effective Date, (a) he is not subject to any contract, arrangement, policy or understanding, or to any statute, governmental rule or regulation, that in any way limits his ability to enter into and fully perform his obligations under this Agreement and (b) he is otherwise unable to enter into and fully perform his obligations under this Agreement.

Section 7. Miscellaneous.

7.1                               Amendments and Waivers.  This Agreement and any of the provisions hereof may be amended, waived (either generally or in a particular instance and either retroactively or prospectively), modified or supplemented, in whole or in part, only by written agreement signed by the parties hereto; provided, that, the observance of any provision of this Agreement may be waived in writing by the party that will lose the benefit of such provision as a result of such waiver.  The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach, except as otherwise explicitly provided for in such waiver. Except as otherwise expressly provided herein, no failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder, or otherwise available in respect hereof at law or in equity, shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

7.2                               Assignment; No Third-Party Beneficiaries.  This Agreement, and the Directors’ rights and obligations hereunder, may not be assigned by the Director, and any purported assignment by the Director in violation hereof shall be null and void. Nothing in this Agreement shall confer upon any Person not a party to this Agreement any rights or remedies of any nature or kind whatsoever under or by reason of this Agreement.

7.3                               Notices.  Unless otherwise provided herein, all notices, requests, demands, claims and other communications provided for under the terms of this Agreement shall be in writing.  Any notice, request, demand, claim or other communication hereunder shall be sent by (a) personal delivery (including receipted courier service) or overnight delivery service, (b) facsimile or email during normal business hours, with confirmation of receipt, (c) reputable commercial overnight delivery service courier or (d) registered or certified mail, return receipt requested, postage prepaid and addressed to the intended recipient as set forth below:

(i)	If to the Director, to:

Dr. William H. Frist, M.D.
2525 West End Avenue, Suite 1250
Nashville, TN 37203
Fax: (615) 369-8444
Phone: (615)369-8441
Email: bfrist@wfrist.com

(ii)	If to the Company, to:

Teladoc, Inc.
One Sound Shore Drive, Suite 300
Greenwich, CT 06830
Attn: General Counsel
Fax:(203) 769-1544
Phone: (203) 742-1637
Email: tseaman@teladoc.com

With a copy (which shall not constitute notice) to:

Jackson Walker L.L.P.
901 Main Street, Suite 6000
Dallas, TX 75202
Attn: James S. Ryan, III
Fax: (214) 661-6688
Email: jryan@jw.com

All such notices, requests, consents and other communications shall be deemed to have been given when received.  Any party may change its facsimile number or its address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other parties hereto notice in the manner set forth herein.

7.4                               Offset.  Whenever the Company is to pay any sum to the Director hereunder, any amounts that the Director owes the Company or its subsidiaries may be deducted from that sum before payment.

7.5                               Governing Law; Venue.  This Agreement shall be construed and enforced in accordance with, and the rights and obligations of the parties hereto shall be governed by, the laws of the State of Delaware, without giving effect to the conflicts of law principles thereof. Exclusive venue for any dispute arising out of or related to this Agreement shall be the state and federal courts located in Fairfield County, Connecticut. The parties hereto waive any challenge to personal jurisdiction or venue (including without limitation a challenge based on inconvenience) in Fairfield County, Connecticut, and specifically consent to the jurisdiction of the state and federal courts located in Fairfield County, Connecticut.

7.6                               Severability.  Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law but the invalidity or unenforceability of any provision or portion of any provision of this Agreement in any jurisdiction shall not affect the validity or enforceability of the remainder of this Agreement in that jurisdiction or the validity or enforceability of this Agreement, including that provision or portion of any provision, in any other jurisdiction.

7.7                               Entire Agreement.  This Agreement and the Option Agreement shall constitute the entire agreement between the parties, and supersede all prior representations, agreements and understandings (including any prior course of dealings), both written and oral, between the parties with respect to the subject matter hereof and thereof.

7.8                               Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all such counterparts shall together constitute one and the same instrument.

7.9                               Binding Effect.  This Agreement shall inure to the benefit of, and be binding on, the successors and permitted assigns of each of the parties, including, without limitation, the Director’s heirs and the personal representatives of the Director’s estate and any successor to all or substantially all of the business and/or assets of the Company.

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IN WITNESS WHEREOF, the undersigned have executed this Agreement, effective as of the Effective Date.

COMPANY:

TELADOC, INC.

By:	/s/ Jason Gorevic
Name:	Jason Gorevic
Title:	Chief Executive Officer

DIRECTOR:

/s/ William H. First
Senator William H. Frist, M.D.